Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 16, 2013, by and between Infor (US), Inc., a Delaware corporation (the “Company”), and Nicole Anasenes (“Executive”), and, except as otherwise expressly provided in the last sentence of this paragraph, shall become effective upon Executive’s commencement of employment (the “Effective Date”), which is expected to commence as of November 8, 2013. The Company is an indirect, wholly-owned Subsidiary of Infor Enterprise Applications, LP, a Delaware limited partnership (“Parent”). The Company and Executive agree that, unless Executive has commenced employment with the Company as of November 22, 2013, except for the provisions of Section 9 below, this Agreement shall be null and void and shall have no further force or effect.

In consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve in the employ of the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof.

2. Position and Duties.

(a) During the Employment Period (as defined in Section 4 below), Executive shall serve as the Chief Financial Officer of the Company. Executive will report to, and be subject to the overall direction and authority of, the Company’s Chief Executive Officer. Executive shall have access and be responsible to the audit committee of the Board of Directors (the “Board”) of Infor Topco GP, Inc., a Delaware corporation and the general partner of Parent, and the audit committee of Infor, Inc., a Delaware corporation and the direct corporate parent of the Company. Executive shall have the normal duties, responsibilities, functions and authority of a Chief Financial Officer, and such other matters related to the day-to-day management of the Company consistent with such position as may be delegated to Executive by the Company’s Chief Executive Officer.

(b) Executive will devote Executive’s best efforts and full business time and attention to the business and affairs of the Company. Executive will perform Executive’s duties and responsibilities to the Company to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) For purposes of this Agreement, “Subsidiaries” (in either plural or singular form) shall mean any corporation or other entity (including the Company) the securities or other ownership interests of which have the voting power to elect a majority of the board of directors or other governing body and are, at the time of determination, owned by Parent, directly or indirectly through one or more Subsidiaries.

3. Base Salary, Benefits, Business Expenses, and Bonus.

(a) During the Employment Period, Executive’s base salary will be $450,000 per annum (the “Base Salary”), which Base Salary will be subject to increase but not decrease by the Company as directed by the Board in its discretion and will be payable in regular installments in accordance with the Company’s general payroll practices for all salaried employees and will be subject to customary withholding. In addition, during the Employment Period, Executive will be entitled to participate in all of the Company’s employee benefit programs for which all other executive employees of the Company are generally eligible (excluding any incentive equity compensation, which will be determined on a case-by-case basis) in accordance with the terms and conditions of such programs as the same may be amended, modified or eliminated from time to time. Executive shall be entitled to such amount of paid time off during each year of the Employment Period as is consistent with the Company’s policy for executives.

(b) During the Employment Period, the Company will advance or reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. To the extent that any reimbursements or in-kind benefits under this Agreement constitute “Non-qualified Deferred Compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(c) During each fiscal year of the Employment Period, Executive will be entitled to earn an annual bonus in the amount of (i) up to $400,000, upon the achievement of annual plan goals (the “Target Bonus”) and (ii) up to an additional $350,000, upon the achievement of annual stretch goals (the “Stretch Bonus”). Executive’s annual plan performance targets (based on annual base case plan targets) and annual stretch performance targets (based on over performance against the annual base case plan targets) will be established annually by the Board. Any bonus earned with respect to the first fiscal year ending during the Employment Period will be prorated based upon the number of days elapsed in such fiscal year following the Effective Date. In order to comply with the requirements of Code Section 409A, it is agreed that the bonus (if any) earned under this Section 3(c) shall be paid no later than (but may be paid earlier in accordance with the Company’s usual practices) March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such bonus relates ended.

(d) Executive is hereby granted the right (the “Restricted Equity Right”) to receive, subject to the requirements of this Section 3(d), (i) restricted common equity of the Public Entity with a market value equal to $2,000,000 upon the date on which the first IPO occurring after the date hereof is consummated (the “IPO Equity Grant”) and (ii) restricted common equity of the Public Entity with a market value equal to $2,000,000 upon the first anniversary of the consummation of such IPO (the “First Anniversary Equity Grant”). The restricted common equity issued pursuant to the Restricted Equity Right shall be subject to a four-year vesting period applicable to each issuance measured from the date of such issuance, with 25% of each issuance to vest on each anniversary of each such issuance; it being agreed that upon Executive’s termination of employment, any portion of the Restricted Equity Right previously issued to Executive which is not then vested shall be forfeited to the Public Entity at no cost to the Public Entity. The Restricted Equity Right will become vested and the restricted common equity will be issued only if Executive is, and has been, continuously employed by the Company or its Subsidiaries from the Effective Date through the date of the consummation of an IPO in the case of the IPO Equity Grant and the first anniversary of the consummation of such IPO in the case of the First Anniversary Grant. Notwithstanding anything in this Agreement to the contrary, if Executive is not continuously employed by the Company or its Subsidiaries from and after the Effective Date through the date of an IPO or the first anniversary of an IPO, Executive’s right to receive the IPO Equity Grant and the First Anniversary Equity Grant, respectively, will expire and be forfeited upon the termination of the Employment Period and any then remaining unissued portion of the Restricted Equity Right will not thereafter be issued to Executive under any circumstance. An “IPO” means any underwritten initial public offering of the common equity of Parent (or any successor thereto) or any of its subsidiaries (such company, the “Public Entity”) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. The market value of the IPO Equity Grant shall be equal to the price at which such common stock is sold to the public in such IPO. The market value of the First Anniversary Equity Grant shall be equal to the average closing price of such common stock as of the 20 trading days immediately prior to the applicable anniversary of the IPO. Promptly following the issuance of the IPO Equity Grant and the First Anniversary Grant, as applicable, the Company shall cause the Public Entity to use commercially reasonable efforts to register the restricted common stock issued pursuant thereto on a Form S-8 (or other appropriate registration form) to enable Executive to offer and sell any vested common stock received pursuant to the IPO Equity Grant and the First Anniversary Grant pursuant to such registration statement, and provided that the Public Entity remains subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, such registration statement shall be kept effective for so long as Executive continues to hold any of the common stock included in any such grant.

(e) Current Parent Equity Award. Subject to approval by the Board not later than December 1, 2013, following the commencement of Executive’s employment with the Company, Executive shall be eligible to receive 400,000 Class C Units of Parent, which units shall have a participation threshold based on Parent’s then-current fair market value and shall be subject to and governed by all of the terms and conditions set forth in Parent’s Limited Partnership Agreement and the form of Management Incentive Unit Subscription Agreement attached hereto as Exhibit C (the “Incentive Unit Grant”).

(f) Indemnification. Upon the commencement of Executive’s employment with the Company, Executive and the Company shall enter into an Indemnification Agreement in the form attached hereto as Exhibit D.

4. Term.

(a) The employment period (the “Employment Period”) will commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date (the “Expiration Date”) and shall terminate on the Expiration Date, or will terminate earlier with immediate effect upon the first to occur of: (i) the effective date of Executive’s resignation with or without Good Reason (as defined below); (ii) Executive’s death or Disability (as defined below); or (iii) the Company’s election to terminate Executive’s employment at any time for Cause (as defined below) or without Cause. Unless either the Company or Executive provides notice of its desire not to renew the Employment Period at least ninety (90) days prior to the Expiration Date (or any renewal thereof), the Employment Period shall automatically be renewed and extended for an additional twelve (12) month term, and for purposes of this Agreement, the term “Expiration Date” shall mean the date that is the twelve (12) month anniversary of the date that would have been the Expiration Date but for such automatic renewal and extension.

(b) Except as otherwise expressly provided in this Section 4, Executive shall not be entitled to any salary, bonuses, employee benefits or compensation from Parent or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder (if any) that would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other non-forfeitable employee benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid, including but not limited to, any bonus pursuant to Section 3(c) above) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA). Subject to Section 22(e), the Company may offset any amounts the Company owes Executive pursuant to this Section 4 against any obligation for a liquidated sum then due and owing by Executive to Parent or any of its Subsidiaries. The termination of Executive’s employment with the Company for any reason shall be deemed to automatically remove Executive, without any further action, from any and all offices held by Executive with the Company, Parent or any of their respective Subsidiaries (including, without limitation, any office as a member of the board of directors of the Company, Parent or any of their respective Subsidiaries). Executive agrees to promptly sign and submit notice(s) of resignation or any other documents reasonably requested in order for the Parent or any of its Subsidiaries to effect the removal of Executive from any offices held by Executive.

(c) If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to an amount equal to twelve months of Executive’s then-current Base Salary (“Severance”), together with such other amounts, if any, accrued but unpaid as of the effective date of such termination as otherwise provided herein. Subject to the other terms and conditions of this Section 4, (x) if the Employment Period is terminated prior to the consummation of a “change in control event” for purposes of Code Section 409A (a “Change in Control”) or more than two years following the consummation of Change in Control, Severance shall be payable in equal monthly installments over a twelve month period in accordance with the Company’s standard payroll cycle for its executives, and (y) if the Employment Period is terminated within two years following the consummation of a Change in Control, Severance shall be payable in a lump sum on the 60th day following Executive’s termination of employment.

(d) If the Employment Period is terminated for any reason other than the circumstances described in Section 4(c), Executive will be entitled only to receive her Base Salary and other non-forfeitable, vested employee benefits accrued but not yet paid through the date of such termination, together with such other amounts, if any, accrued but unpaid as of the effective date of such termination as otherwise provided herein.

(e) As a condition to the Company’s obligation to pay Executive Severance, Executive shall execute and deliver to the Company a general release in the form attached hereto as Exhibit A (the “General Release”), such General Release shall have become effective and Executive shall not have revoked or breached the provisions of such release or breached the provisions of Section 7 below.

(f) Executive shall forfeit all rights to Severance (excluding, for avoidance of doubt, any non-forfeitable employee benefits, such as the opportunity to elect COBRA benefits mandated by law) unless the General Release is signed and delivered (and no longer subject to revocation) within sixty (60) days following the date of Executive’s termination of employment. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such Severance shall commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been paid prior thereto had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment. The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 4(f) during the period of such delay; provided that Executive shall bear the full cost of such benefits during such delay period to the extent the Company is not otherwise obligated to provide such benefits.

(g) For purposes of this Agreement as it relates to Executive, “Cause” means: (i) the conviction of a felony or pleading nolo contendere to a felony charge; (ii) any intentional act of material fraud against Parent or any of its Subsidiaries (including the Company); (iii) willful misconduct that is materially injurious to the financial condition of Parent and its Subsidiaries (including the Company); (iv) willful failure to perform material duties as reasonably directed by the Board or the Chief Executive Officer of the Company consistent with this Agreement; (v) willful unauthorized disclosure of a trade secret or other confidential material information of Parent or any of its Subsidiaries (including the Company), that Executive knew or reasonably should have known could reasonably be expected to result in a material adverse effect on any of them; or (vi) a willful act or omission that constitutes a material breach by Executive of this Agreement. Except for actions or circumstances that, in the reasonable good faith judgment of the Board cannot be cured, Executive will have thirty (30) calendar days from Executive’s receipt of notice from the Company setting forth in reasonable detail the circumstances constituting Cause within which to cure. Furthermore, the Company and Executive understand and agree that good faith decisions of Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute “Cause.”

(h) For purposes of this Agreement as it relates to Executive, “Good Reason” means (i) a material reduction of Executive’s Base Salary or of the amounts of Executive’s

Target Bonus or Stretch Bonus set forth in Section 3(c) above, (ii) a requirement that Executive relocate her principal office beyond 50 miles from mid-town Manhattan, (iii) a failure of the Board to timely approve the Incentive Unit Grant as provided in Section 3(e) above, or (iv) the Company’s material breach of this Agreement, which in the case of clauses (i) or (iv) above, is not cured within 30 days after delivery of written notice thereof by Executive to the Company; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within 90 days after the date Executive first knew or should reasonably have known of the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder.

(i) For purposes of this Agreement, “Disability” means any incapacity due to a physical or mental illness or injury that results in Executive’s inability to perform her duties, after reasonable accommodation, for a total of 60 days during any 12 month period, as determined by the Board or the Chief Executive Officer of the Company in their good faith judgment and (ii) will be deemed to have occurred on the 60th day of such inability to perform.

(j) In the event of Executive’s termination of employment, Executive will take all necessary and reasonable actions to effect a smooth transition of Executive’s duties to such person or persons as may be designated by the Board or its designee. During the two year period immediately following the termination of Executive’s employment with Parent and its Subsidiaries, Executive agrees not to disparage, criticize or otherwise make derogatory statements regarding Parent or its Subsidiaries, their past and present investors, officers or directors. Upon inquiry from a prospective employer regarding Executive, the Company shall confirm Executive’s dates of employment and shall not provide any other information or opinion regarding the former employee.

(k) Upon any termination of employment, Executive shall not be required to seek new employment as a condition to receiving any payment hereunder and the Company shall not be entitled to a reduction in any amount due hereunder for any compensation earned by Executive from a subsequent employer following such termination.

5. Confidential Information. Executive acknowledges and agrees that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of Parent or any of its Subsidiaries obtained by Executive while employed by Parent or any of its Subsidiaries or while serving as an officer or director of Parent or any of its Subsidiaries (“Confidential Information”) are the property of Parent or such Subsidiary. Therefore, during Executive’s employment with Parent and its Subsidiaries and at all times thereafter, Executive agrees that Executive will not disclose to any unauthorized person or use for Executive’s own purposes, except in the performance of Executive’s duties and responsibilities hereunder, any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined Section 6 below) or the business of Parent or any of its Subsidiaries which Executive may then possess or have under Executive’s control. Notwithstanding the foregoing, Executive is permitted to disclose Confidential Information to the extent required to provide truthful testimony before a court or other governmental authority or to the extent required to respond to a properly issued subpoena of Executive (individually and collectively, “Compelled Disclosure”); provided that Executive provides such prior written notice to the Company of such Compelled Disclosure to allow the Company to either contest such intended Compelled Disclosure and/or seek an appropriate protective order from a court of competent jurisdiction.

6. Inventions and Patents. Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Parent’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Parent or any of its Subsidiaries (“Work Product”) belong to Parent or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder and any equity compensation to be made available to Executive pursuant to Parent’s incentive equity plans, Executive acknowledges that in the course of Executive’s employment with the Company Executive has become, and will continue to become, familiar with Parent’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning Parent and its Subsidiaries and that Executive’s services are and will continue to be of special, unique and extraordinary value to Parent and its Subsidiaries. Therefore, Executive agrees that, during Executive’s employment with Parent and its Subsidiaries and during the twelve (12) month period immediately following the termination of Executive’s employment with Parent and its Subsidiaries for any reason whatsoever, Executive will not directly or indirectly, for Executive or any other person or entity, (1) induce or attempt to induce any employee of Parent or any of its Subsidiaries to leave the employ of Parent or any of its Subsidiaries, or in any way interfere with the relationship between Parent or any of its Subsidiaries, on the one hand, and any employee thereof, on the other, (2) hire any person who is (or in the case of a former employee, was an employee of Parent or any of its Subsidiaries at any time during the 180 day period prior to any attempted hiring by Executive) an employee of Parent or any of its Subsidiaries, (3) induce or attempt to induce any supplier, licensee, licensor, customer or other material business relation of Parent or any of its Subsidiaries to cease doing business with Parent or such Subsidiary, or in any way interfere with the relationship between any such supplier, licensee, licensor, customer or material business relation and Parent or such Subsidiary of Parent, as the case may be (including, without limitation, making any negative statements or communications about Parent or any of its Subsidiaries) (provided that Executive shall not be considered to have breached her obligations under this clause (3) as a result of any representatives of any of Executive’s successor employers encouraging customers of Parent or its Subsidiaries to do business with any such successor employer so long as Executive has no direct involvement in any such customer solicitation (including without limitation, by disclosing or otherwise misusing any trade secrets or Confidential Information of Parent and its Subsidiaries)) or (4) Participate in any Competitive Business. “Participate” includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not preclude Executive from the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. “Competitive Business” means any of the businesses set forth on Exhibit B attached hereto. Executive agrees that the aforementioned covenant contained in this Section 7(a) is reasonable with respect to its duration, geographical area and scope.

(b) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Parent, the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event a court determines that Executive breached or violated this Section 7, the periods of such restrictive covenants will be tolled until such breach or violation has been duly cured.

8. Additional Acknowledgments. Executive expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to Parent and its Subsidiaries of the non-enforcement of Sections 5, 6 and 7 outweighs any harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

9. Additional Agreements. In the event that (A) any arbitration, litigation or other action (each, an “Action”) is commenced and/or (B) any remuneration previously received by Executive is required to be returned by Executive (each item of such remuneration referred to as a “Section 9 Amount”), in any such case by a prior employer of Executive as a direct result of Executive’s execution of this Agreement or as a direct result of the hiring of Executive by the Company, the Company shall (a) pay directly for or reimburse Executive’s reasonable attorneys’

fees and costs in connection with Executive’s defense of such Action and/or in connection with resisting the return of any Section 9 Amounts, incurred following the execution of this Agreement through the date, if any, that notice of the termination of Executive’s employment is delivered pursuant to Section 4 above, in an amount not to exceed $250,000 in the aggregate, and (b) reimburse Executive for any Section 9 Amount that is required to be returned by Executive to such prior employer; provided that (i) the Company shall not be required to pay directly for or reimburse any Section 9 Amount that Executive has agreed to return or forfeit to such prior employer without the Company’s prior written consent, and (ii) the Company shall not be required to pay directly for or reimburse Executive for fees of counsel separate from that of the Company (which counsel, if not the Company’s regular outside counsel, shall be reasonably acceptable to Executive), except to the extent counsel to the Company determines that it is unable or unwilling to represent both the Company and Executive for any reason. Executive represents that prior to the execution of this Agreement Executive has not disclosed, and agrees that from and after the execution of this Agreement, Executive shall not at any time disclose, any confidential information of any prior employer or knowingly solicit or attempt to solicit any customers, employees or other business relations of any prior employer, in each case in contravention of any agreement with or obligation to any such prior employer.

10. Other Businesses. As long as Executive is employed by the Company, Executive agrees that Executive will not, except with the express written consent of the Board, become engaged in, render services for, or permit Executive’s name to be used in connection with any business other than the business of Parent, any of its Subsidiaries or any of their affiliates; provided that the preceding clause shall not extend to Executive’s uncompensated service in trade associations or in charitable and non-for-profit activities.

11. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any order, judgment or decree by which Executive is bound, (ii) except as disclosed to the Company prior to the execution of this Agreement, Executive is not a party to or bound by any employment agreement, confidentiality or non-disclosure agreement, non-compete or non-solicitation agreement or any other agreement that could prohibit or restrict the provision by Executive of her services to the Company; and (iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has consulted with (or has had an opportunity to consult with) independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

12. Survival. This Agreement shall remain in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period for any reason.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, delivered by e-mail or facsimile transmission, or mailed by internationally recognized overnight courier prepaid or by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Nicole Anasenes

467 Central Park West, Apt 10B

New York, NY 10025

Email:         nicoleanasenes@yahoo.com

with a copy (which shall not constitute notice) to:

Day Pitney LLP

7 Times Square, 20th Floor

New York, NY 10036

Attn: Sabino Rodriguez III

Facsimile: (718) 764-4356

Email:         srodriguez@daypitney.com

Notices to the Company:

Infor (US), Inc.

Attention: General Counsel

40 General Warren Boulevard, Suite 110

Malvern, PA 19355

Facsimile: (678) 319-9032

Email:         gregory.giangiordano@infor.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attention: Jeremy Veit

555 California Street, 27th Floor

San Francisco, CA 94104

Facsimile: (415) 439-1500

Email:         jeremy.veit@kirkland.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent.

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement, including the documents referred to herein, embodies the complete agreement and understanding among the parties with respect its subject matter and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except as otherwise expressly stated herein.

16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her obligations hereunder. Each of Parent and each of its Subsidiaries and Golden Gate Capital and the investment funds managed by it are intended third party beneficiaries of this Agreement to the extent provided herein.

19. Choice of Law; Venue; Waiver of Jury Trial. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, the parties agree to the waiver of a jury trial in connection with any dispute, claim or controversy arising out of or related to this Agreement. Each party hereto irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the Borough of Manhattan in the State of New York and of the United States of America located in the Borough of Manhattan in the State of New York for any action, suit or proceeding arising out of or relating to this Agreement (and irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts, other than in connection with the enforcement of a judgment rendered by any such court, which judgment may be enforced in any court having appropriate jurisdiction), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21. Tax Withholdings. All amounts specified herein shall be reduced by all required tax withholdings.

22. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 21(c)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INFOR (US), INC.

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Its:	Authorized Signatory - SVP & General Counsel

/s/ Nicole Anasenes
Nicole Anasenes

S-1

Exhibit A

GENERAL RELEASE

I, NICOLE ANASENES, in consideration of and subject to the performance by Infor (US), Inc., a Delaware corporation (the “Company”), of its obligations under the Employment Agreement, dated as of October 16, 2013 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided that nothing herein shall release any Claims arising out of or relating to my capacity as a current or former equityholder of the Company or any of its predecessors, subsidiaries or affiliates (it being agreed and acknowledged that any rights I may have as a current or former equityholder of the Company or any of its predecessors, subsidiaries or affiliates shall be subject to the terms and conditions of the agreements and/or arrangements pursuant to which such equity securities were issued); and provided, further, that nothing herein shall release any Claims to (i) payments and benefits under the Agreement, (ii) any nonforfeitable benefits under any of the employee benefit plans and executive compensation arrangements of the Company or any of the Related Parties which, by their terms, specifically provide for nonforfeitable benefits, or (iii) any indemnification rights I may have in accordance with the Company’s governance instruments, the Agreement, any indemnity agreements entered into by and among me and/or the Company and any of its affiliates or under any director and officer liability insurance maintained by the Company or its affiliates with respect to liabilities arising as a result of my service as an officer and employee of the Company or its affiliates.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.	I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN

INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
NICOLE ANASENES

Exhibit B

COMPETITIVE BUSINESSES

Aptean

Epicor

JDA/Red Prairie

Kronos

Microsoft Dynamics Division

NetSuite

Oracle

Sage

Salesforce.com

SAP

Tyler Technologies

Unit 4 Agresso

Workday

Exhibit C

Form of Management Incentive Unit Subscription Agreement

Exhibit D

Form of Indemnification Agreement